Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

The L.S. Starrett Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to Be Paid	$123,957,148.38	(1)(2)	0.00014760	$18,296.08	(3)
Fees Previously Paid	$0.00			$0.00
Total Transaction Valuation	$123,957,148.38
Total Fees Due for Filing				$18,296.08
Total Fees Previously Paid				$0.00
Total Fee Offsets				$0.00
Net Fee Due				$18,296.08

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated March 8, 2024, by and among The L.S. Starrett Company (the “Company”), Uhu Inc., and Unicornfish Corp.

(1)

Title of each class of securities to which the transaction applies: Class A Common Stock, $1.00 par value per share, of the Company (“Company Class A Common Stock”); and Class B Common Stock, $1.00 par value per share, of the Company (“Company Class B Common Stock” and, together with Company Class A Common Stock, “Company Common Stock”).

Aggregate number of securities to which the transaction applies: As of the close of business on March 27, 2024, the maximum number of shares of Company Common Stock to which this transaction applies is estimated to be 7,656,402, which consists of:

a.	6,966,402 issued and outstanding shares of Company Class A Common Stock;
b.	537,540 issued and outstanding shares of Company Class B Common Stock;
c.	120,649 shares of Company Class A Common Stock subject to outstanding Company RSUs; and
d.	31,811 shares of Company Class A Common Stock subject to outstanding Company PSUs (assuming maximum performance).

(2)

Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Solely for the purpose of calculating the filing fee, as of the close of business on March 29, 2024, the underlying value of the transaction was calculated as the sum of:

a.	the product of 6,966,402 shares of Company Class A Common Stock multiplied by the Merger Consideration of $16.19;
b.	the product of 537,540 shares of Company Class B Common Stock multiplied by the Merger Consideration of $16.19;
c.	the product of 120,649 shares of Company Class A Common Stock subject to outstanding Company RSUs multiplied by the Merger Consideration of $16.19; and
d.	the product of 31,811 shares of Company Class A Common Stock subject to outstanding Company PSUs multiplied by the Merger Consideration of $16.19;

(such sum, the “Total Consideration”).

(3)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the Total Consideration by 0.00014760.